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EXHIBIT 11.1

            STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE

THREE MONTHS ENDED MARCH 31, 1999
---------------------------------

              Net Loss    Weighted Average Shares Outstanding   Loss per Share
              --------    -----------------------------------   --------------
Basic        $3,592,125   (divided by)     11,214,502       =        $0.32
Diluted      $3,592,125   (divided by)     11,214,502       =        $0.32